Exhibit A



                TERM LOAN AND GUARANTY AGREEMENT


     AGREEMENT dated as of the ____ day of __________, ____ between AMERICAN ELECTRIC POWER SERVICE CORPORATION, a New York corporation (herein called the "Company"), AMERICAN ELECTRIC POWER COMPANY, INC., a New York corporation (herein called the "Parent") and ___________________________ (the "Bank").

           SECTION 1.  Amounts and Terms of the Loan.

     Section 1.01. Definitions. As used herein the following terms have the following meanings (which are equally applicable to both the singular and plural forms of such terms):

          "Agreement" means this Term Loan Agreement and any future amendments or supplements hereto.

          "Capitalization" of the Company means, as of any particular time, an amount equal to the sum of the total principal amount of all indebtedness for borrowed money, secured or unsecured, of the Company then outstanding (whether or not such indebtedness matures, pursuant to the instrument by which such indebtedness shall be created or incurred, within twelve months after such particular time) and the aggregate of the par value of, or stated capital represented by, the outstanding shares of all classes of stock and of the surplus of the Company, paid in, earned and other, if any.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a business day, for the next preceding business day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a business day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank.

          "LIBO rate" means, for any Note in the form of Exhibit B, the average rate of interest per annum at which deposits in United States dollars are offered by the principal office of the Bank to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days prior to the date of such Note for the amount and term of such Note.

          "Maturity Date" means _________.

          "Note" means the promissory note of the Company substan-tially in the form of Exhibit A, B or C hereto, with appropriate insertions.

          "Prime Rate" means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum is at all times equal to the higher of the (i) rate of interest announced publicly by the Bank in ________
     ____________ from time to time as the Bank's
     __________________ rate and (ii) 1/2 of one percent per annum above the Federal Funds Rate from time to time.

          "Short-Term Debt" means the principal amount of indebted-ness for borrowed money represented by a note or draft issued, renewed or guaranteed by the Company which has a maturity at the time of issuance, renewal or guarantee of not more than twelve months, exclusive of days of grace.

     Section 1.02.  Loan; Pricing; and Borrowing Procedure.   The
Bank agrees, on the terms and conditions hereinafter set forth, to make a loan (the "Loan") to the Company on ______________, ____
(the "Loan Date") in an amount totaling $__________.

     The Loan shall bear interest from the Loan Date to the Maturity Date at one or more of the following interest rates per annum, as selected by the Company from time to time:

               (i)   at a fixed interest rate for the term of each
          Note in the form of Exhibit A, such term to be designated by the Company at least three Business Days (as defined in Section 1.13) prior to the date of the relevant Note and such rate to be quoted by the Bank for the designated term and accepted by the Company; or

               (ii) at a rate per annum for the term of each Note in the form of Exhibit B, which shall be 1, 2, 3 or 6 months (such term to be selected by the Company at least three Business Days prior to the date of the relevant
          Note) equal to _____ of one percent (1.0%) per annum above the LIBO rate (the rate of ____ of 1% per annum above the LIBO rate is hereinafter called the "LIBO Rate"); or

               (iii) at a fluctuating rate per annum for the term of each Note in the form of Exhibit C, which shall mature on the Maturity Date, equal to the Prime Rate.

     The Company may, from time to time, change the pricing of the Loan (in whole or in part) from the LIBO Rate to the Prime Rate or from the Prime Rate to the LIBO Rate, and, in the case of the LIBO Rate, may continue such interest rate option (in whole or in part) for a subsequent period, in either case by giving the Bank at least three Business Days' notice thereof and by executing and delivering a new promissory note in the form of Exhibit B or C, as the case may be, with appropriate insertions, evidencing the changed or continued interest rate option. Each such notice (which, in the case of a notice requesting the LIBO Rate, shall be received by the Bank by _____ a.m., ___________ time, at least three Business Days prior to the date of the proposed change or continuation), shall specify the date of the proposed change or continuation (which shall be a Business Day and, in the case of a change from, or continuation of, the LIBO Rate, shall be the maturity date of the outstanding Note), whether the proposed interest rate is to be the Prime Rate or the LIBO Rate, and, in the case of a LIBO Rate, the term of the related Note.

     In addition, the Company may, from time to time, change the pricing of the Loan (in whole or in part) from the LIBO Rate or the Prime Rate, as the case may be, to a fixed interest rate for a term certain, and, in the case of a fixed rate, may continue such interest rate option, by (i) requesting a fixed interest rate option from the Bank for a term certain specified by the Company and (ii) agreeing to the fixed interest rate proposed by the Bank within the period that such proposal remains effective. The Company may only convert from the LIBO Rate to a fixed interest rate or continue a fixed interest rate on the maturity date of the outstanding Note.

     Each such notice given to the Bank by the Company pursuant to this Section 1.02 shall be irrevocable. In the event that the Company fails to deliver a proposed change or continuation notice prior to the third Business Day next preceding the maturity date of a Note in the form of Exhibit A or B, the interest rate on the Loan shall be converted on the maturity date of the outstanding Note in the form of Exhibit A or B into the Prime Rate.


     Section 1.03. Making the Loan. Not later than ___________ (________________ time) on the Loan Date and upon fulfillment of the applicable conditions set forth in Section 2, the Bank will make the Loan available to the Company in same day funds at the Bank's address referred to in Section 7.02.

     Section 1.04. Optional Prepayments. The Company may prepay any Note in whole at any time or in part from time to time without premium or penalty, by giving at least 3 Business Days' notice to the Bank specifying the amount and date of the proposed prepayment. If notice is given as prescribed above, the principal amount of the Note which the Company proposes to prepay, together with accrued interest on such amount to the date of payment, shall become due and payable on the specified date of prepayment. Notwithstanding the foregoing, the Company shall have no right to prepay a Note in the form of Exhibit A, unless Company pays the fee specified in
Section 1.14 and shall have no right to prepay a Note in the form of Exhibit B prior to maturity of such Note.

     Section 1.05. Interest and Repayment. The Company shall repay the Loan in full on the last day of each March, June, September and December (the "Repayment Date") commencing on the first such date occurring on or after the Loan Date and shall pay interest on the unpaid principal amount of the Loan in accordance with one or more promissory notes of the Company (each, a "Note") executed and delivered by the Company from time to time to evidence the indebtedness resulting from the Loan. If the Loan or any part thereof bears interest at the fixed interest rate, the Note evidencing such amount shall be substantially in the form of Exhibit A, with appropriate insertions, and shall be dated the Loan Date or the date upon which the interest rate has been continued for a subsequent period at a fixed rate or has been changed into a fixed interest rate, as the case may be. If the Loan or any part thereof bears interest the LIBO Rate, the Note evidencing such amount shall be substantially in the form of Exhibit B, with appropriate insertions, and shall be dated the Loan Date or the date upon which the interest rate has been continued for a subsequent period at the LIBO Rate or has been changed into the LIBO Rate, as the case may be. If the Loan or any part thereof bears interest at the Prime Rate, the Note evidencing such amount shall be substantially in the form of Exhibit C, with appropriate insertions, and shall be dated the Loan Date or the date upon which the interest rate has been changed into the Prime Rate, as the case may be.

     Section 1.06.  Reborrowings.  On each Repayment Date, the
Company shall reborrow and the Bank shall relend the principal so paid, provided that:

     (a) No such reborrowing may be made on or after the Maturity Date and, after giving effect to each such reborrowing, the aggregate outstanding principal amount of the Loan shall not exceed the principal amount of the Loan outstanding immediately prior to the date of such reborrowing.

     (b) For purposes of this Section 1.06, any payment of principal of the Loan, or any portion thereof, represented by a Note in the form of Exhibit A pursuant to Section 1.05 hereof which (x) the Company is required to reborrow under this Section 1.06 on the date of such payment but does not reborrow on such date, or (y) the Company is not permitted to reborrow under this Section
          1.06 on the date of such payment by reason of clause (c) below, shall be deemed a prepayment of the Loan prior to the Due Date (as defined in Section 1.14), and shall have the effect of a prepayment, subject to the prepayment provisions in Section 1.14. Any such payment which is so reborrowed shall not be deemed a prepayment of the Loan for purposes of Section 1.14.

     (c) After giving effect to such reborrowing, each of the representations and warranties of the Company set forth in Section 4.01 shall be true with the exceptions of Subsections 4.01(e) and (f) on and as of the date of such reborrowing, and no Event of Default or other event which, with the giving of notice or the lapse of time, or both, would constitute such an Event of Default shall have occurred and be continuing. Each reborrowing by the Company pursuant to this Section 1.06 shall be deemed to be a representation and warranty by the Company as to such matters.

     Section 1.07. Additional Interest. The Company shall pay to the Bank, during the time that the Bank shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time), additional interest on the unpaid principal amount of each Note in the form of Exhibit B from the date of such Note until such principal amount is paid in full, payable on the due date of each interest payment for such Note, at an interest rate per annum equal at all times during the term of such Note to the excess of (i) the rate obtained by dividing the LIBO Rate for such Note by a percentage equal to 100% minus the reserve percentage applicable during the term of such Note under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or if more than one such percentage is so applicable, minus the daily average for such percentages for those days during which such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any marginal reserve requirement) for the Bank in respect of liabilities or assets consisting of or including Eurocurrency liabilities over (ii) the LIBO Rate for such Note.

     Section 1.08.  Increased Costs, etc.

     (a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by the Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), shall result in any increase in the cost to the Bank of making, funding or maintaining loans bearing interest at the LIBO Rate, then the Company shall from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to indemnify the Bank against such increased cost. A certificate as to the amount of such increased cost (including calculations thereof in reasonable detail), submitted to the Company by the Bank, shall, in absence of manifest error, be conclusive.

     (b) If it shall become unlawful for the Bank to obtain funds in the London interbank market in order to fund or maintain loans bearing interest at the LIBO Rate or otherwise to perform their obligations hereunder with respect to any such loans, then, upon at least five Business Days' notice by the Bank to the Company the rate of interest on any portion of the Loan then bearing interest at the LIBO Rate shall thereupon be the Prime Rate, and the right of the Company to select the LIBO Rate shall thereupon terminate. In such event, the Company will execute and deliver a Note substantially in the form of Exhibit C, with appropriate insertions.

     (c) The Company shall indemnify the Bank against any loss or expense which the Bank may sustain or incur as a consequence of any default in payment or prepayment of the principal amount of any portion of the Loan bearing interest at the LIBO Rate.

     Section 1.09. Inability to Determine LIBO Rate. In the event that the Bank shall have determined that:

               (i) by reason of circumstances affecting the London interbank market generally, adequate and reasonable means do not exist for ascertaining the LIBO Rate with respect to a changed or continued interest rate option that the Company has requested be made bearing interest at the LIBO Rate; or

               (ii) the LIBO Rate will not adequately and fairly reflect the cost to the Bank of maintaining or funding a changed or continued interest rate option that the Company has requested be made bearing interest at the LIBO Rate, then, the Bank shall forthwith give prompt notice, confirmed in writing, of such determination to the Company, at least one Business Day prior to the date for such change or continuation. If such notice is given, the interest rate on such portion of the Loan shall be the Prime Rate and the Company shall execute and deliver to the Bank a Note substantially in the form of Exhibit C, with appropriate insertions.

     Section 1.10. Increased Capital. If the Bank determines (i) that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank or would have the effect of reducing the rate of return on the Bank's capital or on the capital of such corporation and (ii) that the amount of such capital is increased by or based upon, or such reduction is a consequence of the existence of, the Bank's commitment to lend hereunder and other commitments of this type or the Loan or any
Note in the form of Exhibit B, then the Company shall, within ten days following demand therefor by the Bank, from time to time as specified by the Bank pay to the Bank additional amounts sufficient to compensate the Bank in the light of such circumstances, to the extent that the Bank reasonably determines such increase in capital or reduction in rate of return, as the case may be, to be allocable to the existence of the Bank's commitment to lend hereunder or the making or maintenance of its Loan or any Note in the form of Exhibit B. A certificate as to such amounts submitted to the Company by the Bank accompanied by an explanation of the basis therefor, shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

     Section 1.11. Assignments and Participations. The Bank may assign, or sell participations in, all or any part of the Loan to another bank or other entity, in which event (a) in the case of an assignment, upon notice thereof by the Bank to the Company and receipt by the Bank of the Company's written consent to such assignment, such consent not to be unreasonably withheld, the assignee shall have, to the extent of such assignment, the same rights and benefits as it would have if it were the Bank hereunder and (b) in the case of a participation, the participant shall not have any rights under this Agreement and the Notes (the participant's rights against the Bank in respect of such participation to be those set forth in the agreement(s) executed by the Bank in favor of the participant relating thereto) and all amounts payable by the Company under Section 1 shall be determined as if the Bank had not sold such participation. The Bank may furnish any information concerning the Company in the possession of the Bank from time to time to assignees and participants (including prospective assignees and participants).

     Section 1.12. Payments and Computations. The Company shall make each payment hereunder and under an outstanding Note not later than 12:00 noon (New York Time) on the day when due in lawful money of the United States of America and in same day funds to the Bank at its address referred to in Section 7.02. The Company hereby authorizes the Bank, if and to the extent payment is not made when due hereunder or under an outstanding Note, to charge from time to time against the Company's account with the Bank any amount so due. All computations of interest under a Note shall be made by the Bank on the basis of a year of 365/366 days for the actual number of days (including the first day but excluding the last day) elapsed, except that interest under any Note in the form of Exhibit B shall be computed on the basis of a year of 360 days for the actual days elapsed.

     Section 1.13. Payment on Non-Business Days. Whenever any payment to be made hereunder or under a Note shall be stated to be due on a Saturday, a Sunday or a public or bank holiday or the equivalent for banks generally under the laws of the State of New York and, if the issuance or payment of a Note bearing interest at the LIBO Rate is involved, or a day on which banks in the London interbank market are not open for transactions in dollars (any other day being a "Business Day"), such payment may be made on the next succeeding Business Day, provided, however, that in the case of a Note in the form of Exhibit B, if such extension would cause such payment to be made in a new calendar month, such payment shall be made on the next preceding Business Day and such extension of time shall in such case be included in the computation of payment of interest. Any prepayments to the Bank on account of the principal of the Note shall be endorsed on the Note prior to any transfer by the Bank of the Note.

     Section 1.14.  Fee for Cancellation or Payment Prior to
Maturity Date.

     (a) For purposes of this Section 1.14, the following terms shall have the following meanings:

          "Due Date" means the Due Date (as defined in the outstanding Note in the form of Exhibit A which governs the Loan or the portion of the Loan being repaid).

          "Liquidation Rate" means one-quarter of the interest rate per annum equal to the latest three-week moving average of secondary market midafternoon quotations of yields to maturity of U.S. Treasury notes trading closest to par value and maturing on, or within three months of, the Due Date, such three-week moving average to be determined by the Bank on the Fee Determination Date on the basis of such yields reported by dealers of U.S. Treasury notes to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations of such yields received by the Bank from three New York dealers of U.S. Treasury notes of recognized standing.

          "Loan Rate" means one-quarter of the Fixed Rate (as defined in the outstanding Note in the form of Exhibit A which governs the Loan or the portion of the Loan being repaid).

          "Fee Determination Date" means the Loan Date, if the Loan has not been made on or before the Loan Date, and means the date prior to the Due Date on which the Company repays the Loan or any part thereof pursuant to Section 1.04 or otherwise, if the Loan has been made.

     (b) If the Company prepays the Loan or any part of it, which is then evidenced by a Note in the form of Exhibit A, prior to the Due Date (whether or not such prepayment is due to acceleration of the Loan pursuant to Section 6.01), the Company shall pay to the Bank a fee (as liquidated damages, and not as a penalty) equal to the sum of the present values, each determined at the Liquidation Rate, of the excess, if any, of (A) the sum of the quarterly interest payments on the principal amount of the Loan evidenced by a Note in the form of Exhibit A that is prepaid between the Fee Determination Date and the Due Date computed at the Loan Rate over (B) the sum of the quarterly interest payments on the principal amount of the Loan evidenced by a Note in the form of Exhibit A that is prepaid between the Fee Determination Date and the Due Date computed at the Liquidation Rate, such fee to be payable five Business Days after the Fee Determination Date, and such present value ("PV") to be calculated in accordance with the following formula:

     PV = (P x (R - T)) x [(1 - (1 + T)-n)/T]

where R = the Loan Rate;

      T = the Liquidation Rate;

      n = the number of quarters or any portion thereof from the Fee Determination Date to the Due Date; and

      P = the principal amount of the Loan being prepaid.

               SECTION 2.  Conditions of Lending.

     Section 2.01.  Conditions Precedent to the Loan.  The
obligation of the Bank to make the Loan on the Loan Date is subject to the conditions precedent that:

     (a) the Bank shall have received on or before the Loan Date the following, each dated such day, in form and substance satisfactory to the Bank:

               (i) One or more promissory notes duly executed by the Company, dated the Loan Date, in the form of one or more of the Notes appended hereto;

               (ii) Certified copies of the resolutions of the Board of Directors of the Company and Parent approving this Agreement and the transactions contemplated hereby, and of all documents evidencing other necessary corporate action and governmental approvals (including, without limitation, an order of the Securities and Exchange Commission approving the transactions contemplated by this Agreement) with respect to this Agreement and the transactions contemplated hereby;

               (iii) A certificate of the Secretary or an Assistant Secretary of the Company and the Parent certifying the names and true signatures of the officers of the Company and the Parent authorized to sign this Agreement and the Note and the other documents to be delivered hereunder;

               (iv) A favorable opinion of an attorney of the Company, counsel for the Company and the Parent, as to matters referred to in Section 4.01 (except subsections
          (e) and (f) thereof) and as to such other matters as the Bank may reasonably request; and

     (b) on the Loan Date the following statements shall be true and the Bank shall have received a certificate signed by a duly authorized officer of the Company and the Parent, dated the Loan Date, stating that:

               (i) The representations and warranties of the Company or the Parent, as the case may be, contained in
          Section 4.01 are correct on and as of the Loan Date as though made on and as of such date, and

               (ii) No event has occurred and is continuing, or would result from the Loan, which constitutes an Event of Default (as defined in Section 6.01 hereof) or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

     (c) the Bank shall have received such other approvals, opinions or documents as the Bank may reasonably request.

          SECTION 3.     Parent Guaranty.

     Section 3.01. Unconditional Guaranty. In order to induce the Bank to enter into this Agreement and to make the Loan hereunder, the Parent unconditionally agrees that if the Company should fail to make any payment of principal or interest when due, whether at maturity or earlier by reason of acceleration or otherwise, or any other amount payable by the Company hereunder pursuant to the terms of this Agreement, the Parent shall, within ten (10) days after receipt of written notice thereof from the Bank, pay to the Bank the amount due and unpaid by the Company. The Parent consents that the performance or observance by the Company of any provisions of the Agreement or the Note may be waived or the time of performance thereof extended and the payment of any obligations hereby guaranteed may be extended or renewed, in whole or in part, without affecting this guaranty.

     Section 3.02. Validity. The obligations of the Parent under this Section 3 shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of the obligations of the Company under this Agreement or the Note or, to the fullest extent permitted by applicable law, any other circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor.

     Section 3.03. Waivers. The Parent hereby expressly waives diligence, presentment, protest and any requirement that any right or power be exhausted or any action be taken against the Company and all notices and demands whatsoever.

     Section 3.04. Reinstatement. The obligations of the Parent under this Section 3 shall be reinstated if at any time any payment received by the Bank from the Company hereunder or under the Note is required to be repaid by the Bank.

           SECTION 4.  Representations and Warranties.

     Section 4.01. Representations and Warranties of the Company. The Company and the Parent represent and warrant as follows:

     (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and the Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York.

     (b) The execution, delivery and performance by the Company and by the Parent of this Agreement and the transactions contemplated hereby are within the Company's and the Parent's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Company's or the Parent's charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Company or the Parent.

     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company or the Parent of this Agreement or the transactions contemplated hereby, except for the authorization of the Securities and Exchange Commission, which authorization has been duly obtained and is in full force and effect.

     (d) This Agreement is the legal, valid and binding obligation of the Company and the Parent, and the Note when executed and delivered hereunder will be the legal, valid and binding obligation of the Company, enforceable against the Company or the Parent, as the case may be, in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general, and except as the availability of the remedy of specific performance is subject to general principles of equity (regardless of whether such remedy is sought in a proceeding in equity or at law).

     (e) The balance sheet of the Company and the Parent as at December 31, 199_, and the related statement of income and retained earnings of the Company and the Parent for the year then ended (the "Financial Statements"), copies of which have been furnished to the Bank, fairly present the financial condition of the Company and the Parent as of such date and the results of the operations of the Company and the Parent for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since December 31, 199_, there has been no material adverse change in such condition or operations or in the business prospects of the Company or the Parent.

     (f) There is no pending or threatened action or proceeding affecting the Company or the Parent, except as otherwise disclosed in the Financial Statements, the Parent's Annual Report on Form 10-K for the year ended December 31, 199_, the Parent's Quarterly Reports on Form 10-Q for the quarter ended March 31, 199_, or otherwise reported to the Bank prior to the date of this Agreement, before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition, operations or business prospects of the Company or the Parent.

     (g) No proceeds of the Loan will be used to acquire any security in any transaction which is subject to Section
          13 or 14 of the Securities Exchange Act of 1934.

     (h) The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

              SECTION 5.  Covenants of the Company.

     Section 5.01. Affirmative Covenants. The Company, and the Parent to the extent set forth below, covenant and agree that during the term of this Agreement, and so long as any Note remains outstanding and unpaid, unless the Bank shall otherwise consent in writing:

     (a) Compliance with Laws, Etc. The Company and the Parent will comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith.

     (b) Reporting Requirements. The Company and the Parent will furnish to the Bank: (i) as soon as available and in any event within 90 days after the end of each of the first three quarters of each fiscal year of the Company and the Parent, the balance sheet of the Company and the Parent as of the end of each such quarter and the statement of income and retained earnings of the Company and the Parent for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Company and the Parent; (ii) as soon as available and in any event within 130 days after the end of each fiscal year of the Company and the Parent, a copy of the annual report for each such year, containing financial statements for such year certified in the case of the Parent in a manner acceptable to the Bank by Deloitte & Touche or another independent public accountant of recognized standing and certified in the case of the Company by the chief financial officer of the Company or by Deloitte & Touche or another independent public accountant of recognized standing; and (iii) such other information respecting the condition or operations, financial or otherwise, of the Company and the Parent as the Bank may from time to time reasonably request.

     (c) Notices. The Company will promptly give notice to the Bank of (a) any litigation affecting the Company in which the amount involved is $10,000,000 or more and is not covered by insurance and (b) the occurrence of each Event of Default and each event which, with notice or lapse of time or both, would constitute an Event of Default.

     (d) Maintenance of Corporate Existence; Etc. The Company and the Parent will preserve and maintain their respective corporate existences in the jurisdiction of their incorporation (except as provided in Section 5.02(b)) and the rights, franchises and privileges necessary for the ordinary conduct of their respective businesses, maintain their respective properties and assets in good working order and condition and maintain, with respect to their respective properties and assets and their respective businesses, insurance with financially sound and reputable insurers against loss or damage of the kinds and in the amounts customarily carried under similar circumstances by other corporations engaged in the same or similar businesses and similarly situated. Notwithstanding the provisions of the foregoing sentence, however, the Company and the Parent may self-insure by deductible provisions in a prudent amount with respect to each loss.

     Section 5.02. Negative Covenants. The Company covenants and agrees that during the term of this Agreement, and so long as any Note remains outstanding and unpaid, it will not, without the written consent of the Bank:

     (a) Limitation on Liens, Etc. Create, incur, assume or suffer to be created, incurred, assumed, or to exist, any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (all of the foregoing being hereinafter referred to in this Section as "liens") upon or with respect to any of its property or assets, whether now owned or hereafter acquired, except that the foregoing restrictions shall not apply to:

               (i)  lien of the Trust Indenture and Open-End
          Mortgage dated as of December 13, 1983 between the Company and State Street Bank and Trust Company of
          Connecticut, National Association, as amended and supplemented, on the property and improvements located at 1 Riverside Plaza, Columbus, Ohio;

               (ii) liens for taxes, assessments or governmental charges or levies not yet delinquent or being contested in good faith by appropriate proceedings;

               (iii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith by appropriate proceedings;

               (iv)  liens incurred or deposits made in the
          ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of or compliance with statutory obligations, tenders, bids, leases, surety and appeal bonds, performance and return-of-money bonds and other similar obligations (other than obligations for the payment of borrowed money);

               (v) any judgment lien, unless the judgment it secures shall not, within sixty days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within sixty days after the expiration of any such stay;

               (vi) liens on any property acquired, constructed or improved by the Company after the date of this Agreement, or liens on any property existing at the time of the acquisition thereof, provided that the lien shall not apply to any property theretofore owned by the Company other than any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

               (vii) liens incidental to the conduct of the Company's business or the ownership of its property and assets, which were not incurred in connection with the borrowing of money or the obtaining of credit, none of which materially interferes with the Company's use and operation of its properties and assets or detracts from the value thereof; and

               (viii) liens for the sole purpose of extending, renewing or replacing in whole or in part the indebtedness secured by any lien referred to in the foregoing clauses (i) and (vi) or in this clause (viii); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the lien so extended, renewed or replaced (and any improvements on such property).

     (b) Limitation on Mergers. Merge into or consolidate with any corporation or other entity, or permit any corporation or other entity to merge into or consolidate with it, or sell or otherwise dispose of all or substantially all of its assets to any other corporation or entity, if such successor corporation or entity (if other than the Company) shall fail to assume the obligations of the Company under any outstanding Note and to subject itself to the terms of this Agreement.

     (c) Limitation on Plan Withdrawals or Terminations. Permit any employee benefit pension plan (other than a multiemployer plan of the United Mine Workers of America) (within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act) with respect to which the Company may have any liability to terminate, or withdraw from such plan, while there shall exist an accumulated funding deficiency of more than $50,000,000 in plan assets available to satisfy the benefits guaranteeable under the Employee Retirement Income Security Act of 1974, as amended, with respect to such plan.

                 SECTION 6.  Events of Default.

     Section 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

     (a) The Company shall fail to pay the principal of, or any installment of interest on, any outstanding Note when due; or

     (b) The Company shall fail to pay any interest on the Note for more than 10 days after the date due or shall fail to pay any other amounts payable under this Agreement for more than 10 days after the date due; or

     (c) Any representation or warranty made by the Company or the Parent herein or by the Company or by the Parent (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

     (d) The Company or the Parent shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Company or the Parent by the Bank; or

     (e) The Company shall fail to pay the principal of, or interest on, any obligation of the Company for borrowed money (other than under this Agreement and any outstanding Note) when due, whether by acceleration, by required prepayment or otherwise, for a period longer than any period of grace provided in such obligation, or fail to perform any other term, condition or covenant contained in any such obligation, the effect of which is to cause, or to permit the holder of such obligation or others on its behalf to cause, such obligation then to become due prior to its stated maturity, unless such failure shall have been cured or effectively waived; or

     (f) The Company shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property; or the Company shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

     (g) All of the Common Stock, other than directors' qualifying shares, of the Company, or of any successor corporation or entity, shall not be owned, directly or indirectly, by the Parent or a successor thereto;

then, and in any such event, the Bank may, by notice to the Company, (i) declare its obligation to make the Loan to be terminated, whereupon the same shall forthwith terminate, and (ii) declare any outstanding Note or Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Note or Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company.

                   SECTION 7.  Miscellaneous.

     Section 7.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Note, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     Section 7.02. Notices, Etc. All notices and other communica-tions provided for hereunder shall be in writing and mailed or delivered personally or by means of telex, telecopy or other wire transmission or sent by nationwide overnight delivery service (with charges prepaid), if to the Company, at its address at 1 Riverside Plaza, Columbus, Ohio 43215, Attention: Vice President-Finance; and if to the Bank, at its address at ____________________________________ or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, telecopied or sent, be effective when deposited in the mails or delivered to the delivery service, respectively, addressed as aforesaid.

     Section 7.03. No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under any Note preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     Section 7.04. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement and any Note, irrespective of whether or not the Bank shall have made any demand under this Agreement or any Note and although such obligations may be unmatured. The Bank agrees promptly to notify the Company after any such set-off and application, provided that the failure to give such notice shall not affect the validity to such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

     Section 7.05. Binding Effect; Governing Law. This Agreement shall be binding upon and inure to the benefit of the Company and the Bank and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. This Agreement and any Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

     Section 7.06. Costs, Expenses and Taxes. The Company agrees to pay or reimburse the Bank for the payment of (i) all reasonable out-of-pocket expenses of the Bank, including attorneys' fees, arising in connection with the enforcement or preservation of any rights under this Agreement and any Note, and (ii) any and all present and future stamp and other taxes (including interest and penalties, if any) which may be assessed or payable in respect of any Note, or of any modification of any Note, or of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                    AMERICAN ELECTRIC POWER SERVICE CORPORATION


                    By:_____________________________
                         Treasurer


                    AMERICAN ELECTRIC POWER COMPANY, INC.


                    By:______________________________
                         Treasurer


                         [BANK]


                    By:
                         [Title]



FIXED RATE                                              EXHIBIT A

                         PROMISSORY NOTE


$__________                              Dated:  __________, ____



     FOR VALUE RECEIVED, the undersigned, AMERICAN ELECTRIC POWER SERVICE CORPORATION, a New York corporation (the "Borrower"), hereby promises to pay to the order of ____________________ (the "Bank"), the principal sum of ____________ Dollars ($__________) on _______________, ____ (the "Due Date"), together with interest on the principal amount remaining unpaid hereunder from time to time outstanding from the date hereof until said principal sum shall be paid in full, payable on the first day of January, April, July and October during the term hereof and on the Due Date, at a rate of interest per annum equal at all times to ______% per annum (the "Fixed Rate"). Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the day when due until said principal amount is paid in full, payable on demand, at a rate of interest per annum equal at all times to one percent (1%) over the Fixed Rate. Interest shall be computed on the basis of a year consisting of 365 or 366 days, as the case may be, for the actual number of days elapsed.

     Both principal and interest are payable in lawful money of the United States of America and in immediately available funds to the Bank at _________________________________.

     This Note evidences indebtedness incurred under a Term Loan and Guaranty Agreement dated as of ____________, ____, between the Borrower, American Electric Power Company, Inc. and the Bank (the "Agreement"), as the same may be amended, modified or supplemented from time to time, and is entitled to the benefits thereof, including the unconditional guaranty of the amounts due hereunder by American Electric Power Company, Inc. The Agreement, among other things, contains provisions for acceleration of the maturity of the principal amount hereof upon the happening of certain stated events and also for the payment of a fee in the event of repayment of principal hereof prior to the Due Date hereof upon the terms and conditions therein specified.

                    AMERICAN ELECTRIC POWER SERVICE CORPORATION


                    By:_____________________________
                         Treasurer


LIBO RATE                                               EXHIBIT B


                         PROMISSORY NOTE


$__________                              Dated:  __________, ____




     FOR VALUE RECEIVED, the undersigned, AMERICAN ELECTRIC POWER SERVICE CORPORATION, a New York corporation (the "Borrower"), hereby promises to pay to the order of ____________________ (the "Bank"), the principal sum of ____________ Dollars ($__________) on _______________, ____, and to pay interest on the unpaid principal amount hereof from the date hereof as provided below. For Notes with a term greater than three months, interest on the unpaid principal amount shall be payable quarterly on the last day of March, June, September and December prior to, and at maturity hereof; for Notes with a term of three months or less, interest on the unpaid principal amount shall be payable at maturity only; in all cases, without exception, interest on the unpaid principal amount shall be payable after such maturity on demand. Said interest shall be: (i) prior to the maturity hereof, at a rate per annum equal to _____% (the "Rate"), and (ii) from the maturity hereof (whether by acceleration or otherwise), at a rate per annum equal at all times to the sum of 1% plus the Rate until payment in full. Interest shall be computed on the basis of a year consisting of 360 days for the actual number of days elapsed.

     Both principal and interest are payable in lawful money of the United States of America and in immediately available funds to the Bank at __________________________________.

     This Note evidences indebtedness incurred under a Term Loan and Guaranty Agreement dated as of _____________________, between the Borrower, American Electric Power Company, Inc. and the Bank (the "Agreement"), as the same may be amended, modified or supplemented from time to time, and is entitled to the benefits thereof, including the unconditional guaranty of the amounts due hereunder by American Electric Power Company, Inc. The Agreement, among other things, contains provisions for acceleration of the maturity of the principal amount hereof upon the happening of certain stated events and also for optional and mandatory prepayments of principal prior to the maturity hereof.

                    AMERICAN ELECTRIC POWER SERVICE CORPORATION


                    By:_____________________________
                         Treasurer


PRIME RATE                                              EXHIBIT C


                         PROMISSORY NOTE


$__________                               Dated:  _________, ____



     FOR VALUE RECEIVED, the undersigned, AMERICAN ELECTRIC POWER SERVICE CORPORATION, a New York corporation (the "Borrower"), hereby promises to pay to the order of ____________________ (the "Bank"), the principal sum of _____________ Dollars ($__________)
on _______________, ____, and to pay interest on the unpaid principal amount hereof from the date hereof as provided below. Interest on the unpaid principal amount shall be payable quarterly on the last day of March, June, September and December prior to and, at the maturity hereof (whether by acceleration or otherwise), and after such maturity on demand. Said interest shall be: (i) prior to the maturity hereof, at a fluctuating rate per annum equal at all times to the Prime Rate (the "Prime Rate") as defined in the Term Loan and Guaranty Agreement dated as of __________________ between the Borrower, American Electric Power Company, Inc. and the Bank (the "Agreement"); and (ii) from the maturity hereof (whether by acceleration or otherwise), at a fluctuating rate per annum equal at all times to 1% plus the Prime Rate until payment in full. Any change in the interest rate hereon resulting from a change in the Prime Rate shall be effective as of the opening of business on the date of such change in the Prime Rate. Interest shall be computed on the basis of a year consisting of 365 or 366 days, as the case may be, for the actual number of days elapsed.

     Both principal and interest are payable in lawful money of the United States of America and in immediately available funds to the Bank at __________________________________.

     This Note evidences indebtedness incurred under the Agreement, as the same may be amended, modified or supplemented from time to time, and is entitled to the benefits thereof, including the unconditional guaranty of the amounts due hereunder by American Electric Power Company, Inc. The Agreement, among other things, contains provisions for acceleration of the maturity of the principal amount hereof upon the happening of certain stated events and also for optional and mandatory prepayments of principal prior to the maturity hereof.

                    AMERICAN ELECTRIC POWER SERVICE CORPORATION


                    By:_____________________________
                         Treasurer